Contact:	News Release
Laura Gaffin, FHLB Cincinnati	FOR IMMEDIATE RELEASE
513.852.7086 (office) or 513.265.5431 (cell)	April 27, 2021

FHLB CINCINNATI ANNOUNCES FIRST QUARTER 2021 RESULTS

Cincinnati, Ohio – The Federal Home Loan Bank of Cincinnati (the FHLB) today released unaudited financial results for the first quarter ended March 31, 2021.
Operating Results
▪For the first quarter, net income was $19 million and return on average equity (ROE) was 1.96 percent. This compares to net income of $80 million and ROE of 6.94 percent for the same period of 2020. The decline in profitability in the first three months of 2021 compared to the same period of 2020 was primarily driven by:
▪Derivatives and hedging activities. The FHLB sold interest rate swaptions in response to changes in interest rates, which benefited the first quarter of 2020. The FHLB did not sell any interest rate swaptions in the first quarter of 2021. The FHLB uses swaptions to hedge market risk exposure associated with holding fixed-rate mortgage assets and may sell them as interest rates change in order to offset actual and anticipated risks. The sales of swaptions in the first quarter of 2020 resulted in net realized gains of approximately $69 million before assessments. The gains on swaptions were partially offset by unrealized losses on other derivatives and instruments held at fair value in response to changes in interest rates.
▪Interest rates. Lower short-term interest rates reduced the earnings generated from investing the FHLB’s capital. The FHLB has historically derived a substantial portion of its net interest income from funding short-term assets with interest-free capital.
▪Mortgage refinancing. A higher volume of mortgage refinance activity, given the historically low interest rate environment over the past 12 months, led to elevated premium amortization.
▪Advance balances. Average Advance balances declined 43 percent. Although Advances grew significantly during the onset of the COVID-19 pandemic as members sought additional liquidity, balances subsequently fell and have remained low due to increased liquidity in the financial markets and increased deposit levels at member institutions.

Balance Sheet Highlights
▪Total assets at March 31, 2021 were $60.6 billion, a decrease of $4.7 billion (seven percent) from year-end 2020.
▪Mission Asset Activity – comprising major activities with members including Advances, Letters of Credit (off-balance sheet), and the Mortgage Purchase Program – was $66.3 billion at March 31, 2021, an increase of $3.0 billion (five percent) from year-end 2020. The increase in Mission Asset Activity was primarily driven by a $4.8 billion increase in Letters of Credit balances. The increase in Letters of Credit was due in part to members using them to secure elevated levels of public unit deposits.
▪Total investments at March 31, 2021 were $24.2 billion, a decrease of $2.8 billion from year-end 2020. Total investments included $9.0 billion of mortgage-backed securities and $15.2 billion of liquidity investments. The FHLB continued to maintain a robust amount of liquidity in order to meet the borrowing needs of members and to meet all current and anticipated financial commitments.
▪The FHLB exceeded all minimum regulatory capital and liquidity requirements. On March 31, 2021, GAAP capital was $4.0 billion, an increase of three percent from year-end 2020. The GAAP and regulatory capital-to-assets ratios were 6.67 percent and 6.72 percent, respectively, at March 31, 2021. Retained earnings were $1.3 billion at March 31, 2021, an increase of less than one percent from year-end 2020.
Dividend
▪The FHLB paid its stockholders a cash dividend on March 18, 2021 at a 2.00 percent annualized rate, which is 1.86 percentage points above first quarter average short-term interest rates. The FHLB computes average short-term interest rates as a blend of 3-month LIBOR and the Federal funds effective rate.
Housing and Community Investment
▪The FHLB annually sets aside a portion of its profits for grants supporting affordable housing. These funds assist members in serving very low-, low-, and moderate-income households and community economic development. The FHLB's net income for the first quarter of 2021 resulted in an accrual of $2 million to the Affordable Housing Program (AHP) pool of funds available to members. Since the inception of the AHP in 1990, the FHLB has awarded nearly $795 million in subsidies towards the creation of approximately 99,000 units of affordable housing.

The FHLB expects to file its first quarter 2021 Form 10-Q with the Securities and Exchange Commission on or about May 6, 2021.
About the FHLB
The FHLB is a AA+ rated wholesale cooperative bank owned by 625 member financial institutions, including commercial banks, thrifts, credit unions, insurance companies and community development financial institutions in Kentucky, Ohio and Tennessee. The FHLB provides members access to products and services (primarily Advances, which are a readily available, low-cost source of funds, purchases of certain mortgage loans from members, and issuance of Letters of Credit to members) and a competitive return through quarterly dividends on their capital investment in the FHLB. The FHLB funds these products and services by raising private-sector capital from member-stockholders and, with the other Federal Home Loan Banks (FHLBanks) in the FHLBank System, issuing high-quality debt in the global capital markets. The FHLB also funds community investment programs that help its members create affordable housing and promote community economic development.

This news release may contain forward-looking statements that are subject to risks and uncertainties that could affect the FHLB’s financial condition and results of operations. These include, but are not limited to: the effects of economic, financial, and market conditions, including the discontinuation of the London InterBank Offered Rate; legislative or regulatory developments concerning the FHLBank System; financial pressures affecting other FHLBanks; the current COVID-19 global pandemic; competitive forces; and other risks detailed from time to time in the FHLB’s annual report on Form 10-K and other filings with the Securities and Exchange Commission. The forward-looking statements speak as of the date made and are not guarantees of future performance. Actual results or developments could differ materially from the expectations expressed or implied in the forward-looking statements, and the FHLB undertakes no obligation to update any such statements.

Federal Home Loan Bank of Cincinnati
Financial Highlights (unaudited)
Dollars in millions

SELECTED BALANCE SHEET ITEMS

	March 31, 2021	December 31, 2020	Percent Change (2)
Total assets	$60,634	$65,296	(7)%
Advances (principal)	24,157	25,007	(3)
Mortgage loans held for portfolio (principal)	8,391	9,316	(10)
Total investments	24,209	27,041	(10)
Consolidated Obligations	54,671	59,497	(8)
Mandatorily redeemable capital stock	15	19	(21)
Capital stock	2,748	2,641	4
Total retained earnings	1,309	1,304	—
Total capital	4,045	3,930	3
Regulatory capital (1)	4,072	3,964	3

Capital-to-assets ratio (GAAP)	6.67%	6.02%
Capital-to-assets ratio (Regulatory) (1)	6.72	6.07

OPERATING RESULTS

	Three Months Ended March 31,
	2021	2020	Percent Change (2)
Total interest income	$178	$447	(60)%
Total interest expense	102	365	(72)
Net interest income	76	82	(8)
Non-interest income (loss)	(32)	31	NM
Non-interest expense	23	24	(3)
Affordable Housing Program assessments	2	9	(76)
Net income	$19	$80	(76)

Return on average equity	1.96%	6.94%
Return on average assets	0.12	0.34
Annualized dividend rate	2.00	2.50
(1)Regulatory capital includes capital stock, mandatorily redeemable capital stock (classified as a liability) and retained earnings.
(2)Amounts used to calculate the change column are based on dollars in thousands. Accordingly, recalculations based upon the disclosed amounts (millions) may not produce the same results. Changes of 100% or greater are shown as “NM” (not meaningful).
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